Perma-Fix Announces Results for the Third Quarter of 2007

Reports Progress on Divestiture of Industrial Segment

ATLANTA - November 7, 2007 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter ended September 30, 2007.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are pleased to report that overall sales at Perma-Fix were up for the quarter, driven by the Nuclear Segment, which benefited from our recent acquisition of PEcoS, a facility strategically located adjacent to the Hanford site in Richland, Washington. This new radioactive and mixed waste facility, which we have renamed Perma-Fix Northwest Richland, Inc., began contributing revenue just prior to the start of the third quarter. We are very pleased with the initial results of the facility. Given the scale and complexity of the waste at the Hanford site, we look forward to steadily increasing revenue from this facility as projects in the pipeline begin to ramp up and new ones come online. We are also installing new processes for the treatment of mixed waste at this facility that will provide future expansion opportunities. We generated additional revenue during the quarter as a result of a process we recently put in place to treat mid-level radioactive waste at our facility M&EC South Bay.”

“Within the Nuclear Segment, the company experienced a shift in the product mix towards higher volume yet lower margin wastes, which negatively impacted both margins and EBITDA for the third quarter. However, we attribute this decline to normal waste cycles at the Department of Energy (DOE). Our Nuclear Segment also incurred additional expenses as we stepped-up our bidding activity on a number of DOE proposals for new nuclear and mixed waste remediation projects in 2008. We fully expect to participate in several of these large projects and anticipate both near-term and long term growth opportunities within our Nuclear Segment as we expand our operations at the Hanford site, move into the treatment of higher level waste streams, and continue to bid on an increasing number of new DOE projects.”

Dr. Centofanti concluded, “Earlier this year, we made the strategic decision to focus exclusively on the multi-billion dollar market for nuclear waste services. To that end, we are in the process of divesting our Industrial Segment to focus our expertise entirely on the higher margin nuclear services. As a result, we absorbed a much higher percentage of the corporate overhead within our Nuclear Segment, but expect to adjust these expenses accordingly following the divestiture of our Industrial Segment. We continue to make progress on the sale of the Industrial Segment. Overall, we remain extremely excited about the outlook for our business within the untapped market for nuclear waste treatment—given the high barriers to entry, as well as our strong leadership position in the industry.”

Financial Results

Revenue for the third quarter of 2007 increased 14% to $13.8 million, versus $12.1 million for the same period last year. Revenue for the Nuclear Segment increased 20% to $13.2 million versus $11.0 million in the same period last year. The increase in Nuclear Segment revenue for the quarter reflected higher volumes of waste including treatment at the Company’s new Perma-Fix Richland facility. Revenues from the Engineering Segment declined to $629,000 versus $1.1 million for the same period last year due in part to a large event project in 2006 that did not repeat in 2007. Operating loss from continuing operations for the third quarter was $124,000, versus operating income of $600,000 for the same period last year. The decrease in operating income primarily reflects the lower margin waste treated within the Nuclear Segment. Loss from discontinued operations, net of taxes, totaled $1.8 million. Loss from discontinued operations included a tangible asset impairment of Perma-Fix of Dayton (PFD) assets for $564,000 and a litigation settlement charge between PFD and the Citizens Suit of $825,000, relating to an agreement in principle to settle the citizen’s suit portion of a lawsuit against PFD, representing a potential settlement of this portion of the lawsuit for approximately $1,325,000 less $500,000 that our insurer has agreed to pay. During the second quarter of 2007, we reserved $800,000 in connection with an agreement in principle to settle the government’s portion of the above lawsuit against PFD. We are in discussions with our insurer to determine if it will increase the amount that it will pay towards the settlement of the citizen’s suit and whether it will pay any portion of a proposed settlement with the government. Settlement of this lawsuit is subject to numerous conditions being met. Net loss applicable to common stock for the third quarter of 2007 was $2.0 million, or a loss of $0.04 per share, versus net income of $330,000 or $0.01 per share, for the same period last year.

The Company’s EBITDA from continuing operations was $1.3 million during the quarter ended September 30, 2007, as compared to approximately $1.6 million for the same period of 2006. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months ended September 30, 2007 and 2006.

	Quarter Ended Sept. 30		Nine Months Ended September 30,
(In thousands)	2007	2006	2007	2006
Net Income (loss) - Continuing Operations	$(124)	600	1,211	$3,558

Adjustments:
Depreciation & Amortization	1,118	808	2745	2,322
Interest Income	(71)	(100)	(238)	(189)
Interest Expense	476	276	949	995
Interest Expense - Financing Fees	48	48	143	144
Income Tax (Recovery) Expense	(161)	(26)	23	152

EBITDA	$1,286	$1,606	$4,833	$6,982

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended Sept. 30, 2007		Quarter Ended Sept. 30, 2006
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$13,211	629	$11,023	1,065
Gross profit	4,035	231	4,127	241
Segment profit (loss)	1,319	70	1,997	95

	Nine Months Ended Sept. 30, 2007		Nine Months Ended Sept. 30, 2006
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$38,560	1,738	$36,288	2,737
Gross profit	13,106	564	14,662	692
Segment profit (loss)	5,625	162	8,078	246

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, given the amount and complexity of the waste at the Hanford site, and we look forward to steadily increasing revenue from this facility as projects in the pipeline begin to ramp up and new ones come online; installing new processes for the treatment of mixed waste at our Perma-Fix Northwest Richland, Inc. facility that will provide future expansion opportunities; fully expect to participate in several new DOE nuclear and mixed waste remediation projects in 2008; anticipate both near-term and long term growth opportunities within our Nuclear Segment; continue to bid on an increasing number of new DOE projects; settlement of this lawsuit is subject to numerous conditions being met; expect to adjust corporate overhead expenses accordingly following the divestiture of our Industrial Segment; we remain extremely excited about the outlook for our business within the untapped market for nuclear waste treatment-given the high barriers to entry, as well as our strong leadership position in the industry and the divestiture of our Industrial Segment. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2006 Form 10-K and the Forward-Looking Statements discussed in our Forms 10-Q for the quarter ending March 31, 2007 and June 30, 2007. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENT
FOR THE QUARTER ENDED SEPTEMBER 30, 2007

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2007	2006	2007	2006

Net revenues	$13,840	$12,088	$40,298	$39,025
Cost of goods sold	9,574	7,720	26,628	23,671
Gross profit	4,266	4,368	13,670	15,354

Selling, general and administrative expenses	4,061	3,564	11,535	10,654
(Gain) loss on disposal of property and equipment	(4)	—	(1)	1
Income from operations	209	804	2,136	4,699

Other income (expense):
Interest income	71	100	238	189
Interest expense	(476)	(276)	(949)	(995)
Interest expense-financing fees	(48)	(48)	(143)	(144)
Other	(41)	(6)	(48)	(39)
(Loss) income from continuing operations before taxes	(285)	574	1,234	3,710
Income tax (recovery) expense	(161)	(26)	23	152
(Loss) income from continuing operations	(124)	600	1,211	3,558

Loss from discontinued operations, net of taxes	(1,828)	(270)	(3,025)	(724)
Net (loss) income	(1,952)	330	(1,814)	2,834

Preferred Stock dividends	—	—	—	—
Net (loss) income applicable to Common Stock	$(1,952)	$330	$(1,814)	$2,834

Net income (loss) per common share - basic
Continuing operations	$—	$.01	$.02	$.08
Discontinued operations	(.04)	—	(.05)	(.02)
Net income (loss) per common share	$(.04)	$.01	$(.03)	$.06

Net income (loss) per common share - diluted
Continuing operations	$—	$.01	$.02	$.08
Discontinued operations	(.04)	—	(.05)	(.02)
Net income (loss) per common share	$(.04)	$.01	$(.03)	$.06

Number of common shares used in computing
net income (loss) per share:
Basic	52,843	50,541	52,349	46,851
Diluted	52,843	51,430	53,673	47,414

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007

(Amounts in Thousands, Except for Share Amounts)	September 30, 2007 (Unaudited)	December 31, 2006

ASSETS
Current assets:
Cash	$108	$2,528
Restricted cash	35	35
Investment trading securities	84	-
Accounts receivable, net of allowance for doubtful
account of $128 and $168	10,204	9,488
Unbilled receivables-current	11,383	12,313
Prepaid expenses and other	4,387	4,776
Current assets included in assets held for sale,
net of allowance for doubtful accounts of $274 and $247	6,069	7,100
Total current assets	$32,270	$36,240

Net property and equipment	46,892	33,345
Net Property and equipment included in assets held for sale,
net of accumulated depreciation of $12,583 and $13,341	12,568	13,281
Permits	15,625	11,025
Goodwill	9,418	1,330
Unbilled receivable - non-current	3,276	2,600
Finite Risk Sinking Fund	5,961	4,518
Other assets	2,627	1,954
Intangibles and other assets included in assets held for sale	2,369	2,369
Total assets	$131,006	$106,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,753	$2,456
Accrued expenses and other	18,559	12,146
Current liabilities included in assets held for sale	8,006	6,737
Current portion of long-term debt	4,078	2,092
Total current liabilities	34,396	23,431

Other long-term liabilities	12,360	8,191
Long-term liabilities included in assets held for sale	3,722	3,895
Long-term debt, less current portion	13,547	5,407
Total long-term liabilities	29,629	17,493
Total liabilities	64,025	40,924

Preferred Stock of subsidiary, $1.00 par value; 1,467,396	1,285	1,285
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share

Stockholders’ equity:
Common Stock, $.001 par value; 75,000,000 shares authorized,
53,055,924 and 52,053,744 shares issued, including 0 shares held
and 988,000 shares of treasury stock retired in 2006, respectively	53	52
Additional paid-in capital	95,996	92,980
Stock subscription receivable	(39)	(79)
Accumulated deficit	(30,314)	(28,500)
Total stockholders' equity	65,696	64,453
Total liabilities and stockholders' equity	$131,006	$106,662